Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-266074 and 333-264447) on Form S-1 and (No. 333-265837) on Form S-8 of our report dated March 22, 2023, with respect to the consolidated financial statements of Terran Orbital Corporation.

/s/ KPMG LLP

Irvine, California
March 22, 2023